Exhibit 99.1

Allergan Reports Exceptional Fourth Quarter 2015 Continuing Operations Performance with 74% Increase in Net Revenue to $4.2 Billion and 33% Growth in Non-GAAP Diluted EPS to $3.41

-- Q4 2015 Adjusted EBIT from Continuing Operations of $1.9B --

-- Q4 2015 Adjusted EBITDA from Continuing Operations Increases 115% to $2 Billion --

-- Q4 2015 GAAP Loss from Continuing Operations Per Share of $2.13 --

DUBLIN, Feb. 22, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) reported exceptional performance with net revenue from continuing operations increasing 74 percent to $4.2 billion for the quarter ended December 31, 2015, compared to $2.4 billion in the fourth quarter 2014. On a non-GAAP basis, diluted earnings per share from continuing operations increased 33 percent to $3.41 for the fourth quarter 2015, compared to $2.57 in the fourth quarter 2014. On a full year basis, net revenue from continuing operations was up 124 percent compared to 2014 and Non-GAAP EPS from continuing operations increased 78 percent to $13.43. GAAP loss from continuing operations per diluted share for the fourth quarter 2015 was $2.13, compared to GAAP loss from continuing operations per diluted share of $4.48 in the prior year period. GAAP results were impacted by amortization and acquisition-related expenses, including license agreements, impairments, acquisition accounting valuation related expenses and severance associated with acquired businesses, mainly the acquisition of Allergan on March 17, 2015 and Kythera on October 1, 2015 and research and development (R&D) expenses resulting from the acquisition of R&D assets from Mimetogen. These results include Allergan results as of the date of the close of the acquisition, March 17, 2015.

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As a result of the announced proposed divestiture of Allergan's Global Generics business to Teva on July 27, 2015, the financial results of the Company's Global Generics business are being reported as discontinued operations in the condensed consolidated statements of operations beginning with the third quarter 2015. These portions of the Company's results will continue to be reported as discontinued operations until the close of that transaction. The Global Generics business delivered solid performance during the fourth quarter. Continuing operations includes the U.S. Brands, U.S. Medical, International Brands and Anda Distribution segments. All prior year results have been recast to reflect continuing operations results.

"Allergan delivered another quarter of exceptional performance across each of our businesses. On a proforma basis, our team drove double-digit branded revenue growth powered by continued strong performance from key products in our U.S. Brands, U.S. Medical and International Brands segments. We also continued our focus on the transformation of Allergan into a branded Growth Pharma leader," said Brent Saunders, CEO and President of Allergan. "I would like to thank our 30,000 employees around the world for their dedication and commitment to delivering important medicines to customers and patients globally."

"In the fourth quarter, our R&D team continued to produce robust output from our industry leading pipeline, which delivered nearly 10 percent of all U.S. FDA NME approvals in 2015. We also enhanced our category leadership through the acquisition of Anterios, a licensing agreement with Mimetogen and our research collaboration with Rugen Therapeutics. This progress in our pipeline, matched with our commitment to driving innovation and value through our Open Science model, positions Allergan to address unmet patient needs within our key therapeutic areas."

"We have also made important progress with Teva on the planned divestiture of our Global Generics business. And in November, Pfizer and Allergan announced the proposed combination of the two companies. This bold step brings together the best strengths of both companies – adding Allergan's leading products across seven therapeutic areas and robust mid-to-late stage R&D pipeline to Pfizer's leading innovative and established businesses, vast worldwide commercial operations and discovery R&D leadership to create a new biopharma leader," added Saunders.

For the fourth quarter 2015, adjusted EBITDA from continuing operations increased 115 percent to $2 billion, compared to $923 million for the fourth quarter 2014. Adjusted EBIT from continuing operations in the fourth quarter 2015 was $1.9 billion. Cash flow from operations for the fourth quarter of 2015 was $1.6 billion and cash and marketable securities were $1.1 billion as of December 31, 2015. Cash from operations in the quarter was impacted by the acquired R&D assets from Mimetogen, integration expenses and divestiture payments.

Operating Expenses
Total non-GAAP SG&A as a percent of non-GAAP revenue for the fourth quarter 2015 was 24.9 percent compared to 23.5 percent in the prior year period. Non-GAAP R&D investment for the fourth quarter 2015 was $338 million. As of December 31, 2015, the Company had outstanding indebtedness of $42.7 billion primarily as a result of the legacy Allergan, Forest and other recent acquisitions.

Amortization and Tax
Amortization expense for the fourth quarter 2015 was $1.6 billion, compared to $753 million in the fourth quarter of 2014. The increase was primarily due to the acquisition of Allergan.

The Company's non-GAAP continuing operations tax rate was 8.2 percent in the fourth quarter 2015. The Company experienced a benefit to its tax rate as a result of the impact of its entire interest expense being included within continuing operations earnings.

Top Global Branded Product Highlights
The following table represents revenue from Allergan's top promoted products.

ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended December 31,
	Global				U.S.				International
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

Botox®	$ 655.7	$ -	$ 655.7	n.a.	$ 460.0	$ -	$ 460.0	n.a.	$ 195.7	$ -	$ 195.7	n.a.
Restasis®	364.6	-	364.6	n.a.	348.2	-	348.2	n.a.	16.4	-	16.4	n.a.
Lumigan®/Ganfort®	191.8	-	191.8	n.a.	94.8	-	94.8	n.a.	97.0	-	97.0	n.a.
Namenda XR®	189.5	148.9	40.6	27.3%	189.5	148.9	40.6	27.3%	-	-	-	n.a.
Fillers	185.8	-	185.8	n.a.	97.7	-	97.7	n.a.	88.1	-	88.1	n.a.
Bystolic®	169.2	154.0	15.2	9.9%	168.7	153.5	15.2	9.9%	0.5	0.5	-	0.0%
Asacol®/Delzicol®	162.8	158.7	4.1	2.6%	145.1	139.8	5.3	3.8%	17.7	18.9	(1.2)	(6.3)%
Alphagan®/Combigan®	138.8	-	138.8	n.a.	100.1	-	100.1	n.a.	38.7	-	38.7	n.a.
Linzess®/Constella®	131.3	94.4	36.9	39.1%	129.7	93.5	36.2	38.7%	1.6	0.9	0.7	77.8%
Estrace® Cream	96.8	80.3	16.5	20.5%	96.8	80.3	16.5	20.5%	-	-	-	n.a.
Lo Loestrin®	96.3	75.1	21.2	28.2%	94.8	74.5	20.3	27.2%	1.5	0.6	0.9	150.0%
Silicone Implants	84.1	-	84.1	n.a.	47.1	-	47.1	n.a.	37.0	-	37.0	n.a.
Viibryd®/Fetzima®	82.8	73.9	8.9	12.0%	82.8	73.9	8.9	12.0%	-	-	-	n.a.
Minastrin® 24	77.1	59.5	17.6	29.6%	77.1	59.5	17.6	29.6%	-	-	-	n.a.
Carafate ® / Sulcrate®	59.7	49.2	10.5	21.3%	59.7	49.2	10.5	21.3%	-	-	-	n.a.
Aczone®	56.5	-	56.5	n.a.	56.5	-	56.5	n.a.	-	-	-	n.a.
Namenda® IR	23.4	322.7	(299.3)	(92.7)%	23.4	322.7	(299.3)	(92.7)%	-	-	-	n.a.
Other Products Revenues	884.3	654.8	229.5	35.0%	687.6	596.5	91.1	15.3%	196.7	58.3	138.4	237.4%
Total Products Revenues	3,650.5	1,871.5	1,779.0	95.1%	2,959.6	1,792.3	1,167.3	65.1%	690.9	79.2	611.7	772.3%
ANDA Revenues	547.0	544.1	2.9	0.5%	547.0	544.1	2.9	0.5%	-	-	-	n.m.
Total Net Revenues	$ 4,197.5	$ 2,415.6	$ 1,781.9	73.8%	$ 3,506.6	$ 2,336.4	$ 1,170.2	50.1%	$ 690.9	$ 79.2	$ 611.7	772.3%

For the fourth quarter 2015, total global branded product revenues were $3.7 billion versus $1.9 billion in the prior year quarter. Top key branded product highlights in the quarter included:

  Botox® revenues in the fourth quarter of 2015 were $656 million, driven by continued strong performance in both aesthetic and therapeutic indications.
  Restasis® revenues in the fourth quarter of 2015 were $365 million, driven by continuing strong promotional efforts.
  Namenda® XR revenues in the fourth quarter of 2015 were $190 million, as prescriptions and formulary coverage remained stable following the loss of exclusivity of Namenda® IR.
  Fillers' revenues in the fourth quarter of 2015 were $186 million, reflecting continued strong performance.
  Bystolic® revenues in the fourth quarter 2015 were $169 million, driven by increased promotional efforts.
  Linzess®/Constella® revenues in the fourth quarter of 2015 were $131 million, driven by strong OTC conversion momentum and enhanced presence in long-term care market.
  Viibryd®/Fetzima® revenues in the fourth quarter were $83 million, driven by strong prescription growth of Fetzima®.
  LoLoestrin® revenues in the fourth quarter of 2015 were $96 million, driven by continuing strong demand and promotional efforts.
  Silicone breast implant revenues in the fourth quarter were $84 million, as a result of increased market share.

Fourth Quarter 2015 Business Segment Results

U.S. Brands

	Three Months Ended				Years Ended
	December 31,		Change		December 31,		Change
(Unaudited; $ in millions)	2015	2014	Dollars	%	2015	2014	Dollars	%
Central Nervous System (CNS)	$ 588.9	$ 578.6	$ 10.3	1.8%	$2,541.2	$1,109.4	$1,431.8	129.1%
Eye Care	618.1	-	618.1	n.a.	1,831.3	-	1,831.3	n.a.
Gastroenterology (GI)	436.9	373.8	63.1	16.9%	1,575.3	966.8	608.5	62.9%
Women's Health	281.3	224.0	57.3	25.6%	998.0	791.7	206.3	26.1%
Cardiovascular	168.7	153.5	15.2	9.9%	644.8	291.6	353.2	121.1%
Urology	68.8	28.7	40.1	139.7%	238.8	111.9	126.9	113.4%
Infectious Disease	50.5	40.0	10.5	26.3%	188.8	62.7	126.1	201.1%
Other	251.7	393.6	(141.9)	-36.1%	1,116.1	1,177.1	(61.0)	-5.2%
Net revenues	$ 2,464.9	$ 1,792.2	$ 672.7	37.5%	$9,134.3	$4,511.2	$4,623.1	102.5%
Operating expenses:
Cost of sales(1)	300.9	346.6	(45.7)	-13.2%	1,131.9	736.7	395.2	53.6%
Selling and marketing	423.4	338.8	84.6	25.0%	1,664.6	806.4	858.2	106.4%
General and administrative	26.4	40.6	(14.2)	-35.0%	139.6	119.5	20.1	16.8%
Segment contribution	$ 1,714.2	$ 1,066.2	$ 648.0	60.8%	$6,198.2	$2,848.6	$3,349.6	117.6%
Segment margin	69.5%	59.5%		10.0%	67.9%	63.1%		4.8%
Segment gross margin	87.8%	80.7%		7.1%	87.6%	83.7%		3.9%

(1) Excludes amortization and impairment of acquired intangibles including product rights.

U.S. Brands net revenue of $2.5 billion for the fourth quarter 2015 represents a 38 percent increase over $1.8 billion in the fourth quarter 2014. Growth was mainly attributed to the acquisition of legacy Allergan products, including Botox®, Restasis®, Lumigan®/Ganfort®, and Combigan®, and strong growth from Linzess®, Viibryd®/Fetzima®, Saphris®, Namenda XR®, LoLoestrin®, Estrace® Cream, Minastrin® 24 and Bystolic®.

U.S. Brands gross margin for the fourth quarter 2015 was 87.8 percent. Selling & marketing (S&M) expenses increased 25 percent in the fourth quarter 2015 due to the acquisition of Allergan and the launch of Viberzi®. G&A expenses decreased 35 percent versus fourth quarter 2014 reflecting the addition of legacy Allergan which was offset by related synergies and synergies from the 2014 acquisition of Forest Laboratories. Overall, net segment contribution for the fourth quarter 2015 increased 61 percent over the prior year period to $1.71 billion mainly as a result of the Allergan acquisition.

Full year 2015 net revenue increased 103 percent to $9 billion and gross margin increased to 87.6 percent for full year 2015 from 83.7 percent.

U.S. Medical Aesthetics

	Three Months Ended				Years Ended
	December 31,		Change		December 31,		Change
(Unaudited; $ in millions)	2015	2014	Dollars	%	2015	2014	Dollars	%
Facial Aesthetics Total	$ 269.9	$ -	$ 269.9	n.a.	$ 817.8	$ -	$ 817.8	n.a.
Medical Dermatology Total	155.3	-	155.3	n.a.	493.5	-	493.5	n.a.
Plastic Surgery Total	64.8	-	64.8	n.a.	202.6	-	202.6	n.a.
Net revenues	$ 490.0	$ -	$ 490.0	n.a.	$1,513.9	$ -	$1,513.9	n.a.
Operating expenses:
Cost of sales(1)	32.2	-	32.2	n.a.	99.0	-	99.0	n.a.
Selling and marketing	102.0	-	102.0	n.a.	302.9	-	302.9	n.a.
General and administrative	12.3	-	12.3	n.a.	34.0	-	34.0	n.a.
Segment contribution	$ 343.5	$ -	$ 343.5	n.a.	$1,078.0	$ -	$1,078.0	n.a.
Segment margin	70.1%				71.2%
Segment gross margin	93.4%				93.5%

(1) Excludes amortization and impairment of acquired intangibles including product rights.

Fourth quarter 2015 U.S. Medical Aesthetics net revenue was $490 million reflecting strong growth in BOTOX and fillers, such as Juvederm®.

U.S. Medical Aesthetics selling and marketing (S&M) expenses for the fourth quarter of 2015 were $102 million, and general & administrative expenses (G&A) for the fourth quarter 2015 were $12.3 million.

U.S. Medical Aesthetics segment margin for the fourth quarter 2015 was 70.1 percent. U.S. Medical Aesthetics gross margin for the fourth quarter 2015 was 93.4 percent.

International Brands

	Three Months Ended				Years Ended
	December 31,		Change		December 31,		Change
(Unaudited; $ in millions)	2015	2014	Dollars	%	2015	2014	Dollars	%
Eye Care	$ 300.5	$ -	$ 300.5	n.a.	$ 924.0	$ -	$ 924.0	n.a.
Facial Aesthetics	203.5	-	203.5	n.a.	620.0	-	620.0	n.a.
Other Therapeutics	147.0	79.2	67.8	85.6%	517.8	203.5	314.3	154.4%
Plastic Surgery	39.9	-	39.9	n.a.	125.5	-	125.5	n.a.
Net revenues	$ 690.9	$ 79.2	$ 611.7	772.3%	$2,187.3	$ 203.5	$1,983.8	974.8%
Operating expenses:
Cost of sales(1)	112.8	12.5	100.3	802.4%	376.4	48.2	328.2	680.9%
Selling and marketing	175.0	14.8	160.2	1082.4%	569.2	48.2	521.0	1080.9%
General and administrative	42.1	5.7	36.4	638.6%	125.5	12.0	113.5	945.8%
Segment contribution	$ 361.0	$ 46.2	$ 314.8	681.4%	$1,116.2	$ 95.1	$1,021.1	1073.7%
Segment margin	52.3%	58.3%		-6.0%	51.0%	46.7%		4.3%
Segment gross margin	83.7%	84.2%		-0.5%	82.8%	76.3%		6.5%

(1) Excludes amortization and impairment of acquired intangibles including product rights.

International Brands net revenue for the fourth quarter 2015 was $691 million compared to $79 million in the fourth quarter 2014. Growth was mainly attributed to revenues associated with acquired legacy Allergan products, including Botox®, Juvederm®, Ganfort®, Combigan®, and Ozurdex®.

International Brands selling and marketing (S&M) expenses for the fourth quarter of 2015 were $175 million, and general & administrative expense (G&A) for the fourth quarter 2015 were $42 million. International Brands segment margin for the fourth quarter 2015 was 52.3 percent. International Brands gross margin for the fourth quarter 2015 was 83.7 percent.

Anda Distribution

	Three Months Ended				Years Ended
	December 31,		Change		December 31,		Change
(Unaudited; $ in millions)	2015	2014	Dollars	%	2015	2014	Dollars	%
Net revenues	$ 547.0	$ 544.1	$ 2.9	0.5%	$2,225.4	$2,024.2	$ 201.2	9.9%
Operating expenses:
Cost of sales(1)	467.6	461.4	6.2	1.3%	1,905.3	1,711.6	193.7	11.3%
Selling and marketing	35.5	35.2	0.3	0.9%	146.9	135.6	11.3	8.3%
General and administrative	13.5	10.7	2.8	26.2%	44.2	36.4	7.8	21.4%
Segment contribution	$ 30.4	$ 36.8	$ (6.4)	-17.4%	$ 129.0	$ 140.6	$ (11.6)	-8.3%
Segment margin	5.6%	6.8%		-1.2%	5.8%	6.9%		-1.1%
Segment gross margin	14.5%	15.2%		-0.7%	14.4%	15.4%		-1.0%

(1) Excludes amortization and impairment of acquired intangibles including product rights.

Anda Distribution net revenues for the fourth quarter 2015 were $547 million reflecting new launches and volume growth offset by the loss of a retail customer in mid-December 2015.

Anda Distribution gross margin for the fourth quarter 2015 was 14.5 percent compared to 15.2 percent in the previous year as a result of product mix.

Pipeline Update
R&D productivity continued during the quarter. Key development highlights included:

U.S. and International Branded Product Approvals and Launches during Q4 2015

  JUVEDERM® ULTRA XC received U.S. Food and Drug Administration (FDA) approval for injection into the lips and perioral area for lip augmentation in adults over the age of 21.
  The U.S. Drug Enforcement Agency (DEA) issued a Schedule IV designation for Viberzi™ (eluxadoline), an FDA approved treatment of Irritable Bowel Syndrome with Diarrhea (IBS-D) in Adults. Allergan launched Viberzi in December 2015.
  Allergan launched an over-the-counter artificial tear, REFRESH OPTIVE® Gel Drops, a new aqueous gel designed for patients who need or desire a more viscous artificial tear option to relieve their Dry Eye symptoms.

Regulatory Submissions & Clinical Data during Q4 2015

  Allergan submitted a Prior Approval Supplement (PAS) with FDA for RESTASIS® (Cyclosporine Ophthalmic Emulsion) 0.05%, seeking approval of a Multi-Dose Preservative-Free (MDPF) presentation.
  Allergan announced that the U.S. FDA accepted for filing Allergan's supplemental New Drug Application (sNDA) to expand the label for DALVANCE® (dalbavancin) to include single-dose administration for the treatment of acute bacterial skin and skin structure infections (ABSSSI) in adults caused by designated susceptible Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA).
  Data presented at IDWeek reported that AVYCAZ™ (ceftazidime and avibactam) demonstrated in vitro antimicrobial activity against common enterobacteriaceae pathogens, including certain carbapenem-resistant bacteria strains.
  Allergan and Medicines360 presented data on LILETTA® in three abstracts at the FIGO World Congress of Gynecology and Obstetrics.
  Allergan completed enrollment in a Phase III study for Esmya® in uterine fibroids.

2016 Upcoming Pipeline Milestones
Allergan expects to obtain approvals, submit a number of its late-stage pipeline programs for regulatory review and advance development on additional programs across key therapeutic areas in 2016.

Aesthetics

  Allergan expects U.S. approval of its ACZONE® 7.5% in the first half of 2016 and VOLBELLA for lips in the second half of 2016.
  A CE mark for Volite with lidocaine in the EU is expected in the first half of 2016. Additional international approvals are expected in the second half of 2016, including BOTOX® for Crow's Feet Lines and VOLUMA® XC in Japan and Belkyra in the EU.
  NDAs for Oxymetazoline in Rosacea and BOTOX® for forehead lines are expected to be filed with the FDA in the first and second half of 2016, respectively.

Eye Care

  Allergan expects U.S. approval of a multi-dose preservative free formulation of RESTASIS® in the second half of 2016.
  510k submissions for XEN45, Allergan's ocular stent to treat glaucoma and Oculeve Tearbud, Allergan's intranasal neurostimulatory device for dry eye, are expected in the second half of 2016.
  Phase III trial enrollment for Bimatoprost SR is expected to be completed by early 2017.

Gastroenterology

  An EU approval for eluxadoline for the treatment of IBS-D is expected in the second half of 2016.
  An sNDA submission for Linzess® 72mcg for the treatment of Chronic Idiopathic Constipation (CIC) is expected in the first half of 2016.
  Phase 2b data on Relamorelin, the investigational treatment for diabetic gastroparesis, is expected in the second half of 2016.

Women's Health

  Top-line results from the first Phase 3 study of Esmya® are expected in the first half of 2016.

CNS

  A U.S. regulatory submission for Semprana, an investigational treatment for chronic migraine, is expected in the second half of 2016.
  Initiation of a Phase 3 study for Cariprazine in Bipolar Depression is expected in the first half of 2016; Phase 3 studies for Rapastinel, an investigational treatment for Major Depressive Disorder (MDD) and Ubrogepant, a potential treatment for acute migraine, are expected to begin in the second half of 2016.

Anti-Infectives, Urology and Cardiovascular

  The U.S. approval utilizing Phase 3 data for AvyCaz™ as a potential treatment for complicated intra-abdominal infections (cIAI) is expected in the first half of 2016.
  An sNDA submission utilizing Phase 3 data for AvyCaz™ as a potential treatment for complicated urinary tract infections (cUTI), is expected in the second half of 2016.
  An NDA submission for SER 120, an investigational treatment for nocturia, is expected in the first half of 2016.
  The U.S. approval for Nebivolol/Valtarsan Fixed-Dose Combination treatment for hypertension is expected in the first half of 2016.
  The U.S. and EU regulatory submissions for Allergan and Amgen's biosimilar version of Avastin are expected in the second half of 2016.

Full Year 2016 Continuing Operations Financial Forecast1
Allergan's full year 2016 continuing operations standalone estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Brands, U.S. Medical, International Brands and Anda distribution segments.

  Total Non-GAAP Net Revenues are expected to be ~$17 Billion
    Non-GAAP Branded Net Revenues2 are expected to be ~$15 Billion reflecting strong double-digit growth
  No material changes to gross margin from current levels
  Non-GAAP R&D investment is expected to be ~$1.5 Billion
  SG&A as a percent of non-GAAP Net Revenues is expected to be ~25% and no longer reflects plans to restructure and simplify the business following the divestiture of the Global Generics business as a result of the transaction with Pfizer announced on November 23, 2015
  Non-GAAP tax rate anticipated to return to normalized levels following the close of Teva of ~14%

1 Forecast will remain in effect, unless previously amended, until prior to the publishing of the EU Prospectus to be prepared by Allergan in connection with the Pfizer transaction and will then be withdrawn as a technical matter.
2 Excluding Namenda IR, Divestitures and Anda.

Fourth-Quarter 2015 Webcast and Conference Call Details
Allergan will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss fourth quarter and full year 2015 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 9887081.To access the live webcast, go to Allergan's' Investor Relations Web site at http://ir.allergan.com.

A replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 p.m. Eastern Time on March 7, 2016. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID 9887081. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same Conference ID number. To access the webcast replay, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women's health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world's third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan's website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to estimated or anticipated future events and are forward looking statements. We have based our forward looking statements on management's beliefs and assumptions based on information available to our management at the time these statements are made. Such forward looking statements reflect our current perspective of our business, future performance, existing trends and information as of the date of this filing. These include, but are not limited to, our beliefs about future revenue and expense levels and growth rates, prospects related to our strategic initiatives and business strategies, including the integration of, and synergies associated with, strategic acquisitions, express or implied assumptions about government regulatory action or inaction, anticipated product approvals and launches, business initiatives and product development activities, assessments related to clinical trial results, product performance and competitive environment, and anticipated financial performance. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "plan," "intend," "could," "would," "should," "estimate," "continue," or "pursue," or the negative or other variations thereof or comparable terminology, are intended to identify forward looking statements. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution the reader that these statements are based on certain assumptions, risks and uncertainties, many of which are beyond our control. In addition, certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward looking statements. These factors include, among others the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for legacy Actavis' and legacy Allergan's products; Allergan's ability to successfully develop and commercialize new products; Allergan's ability to conform to regulatory standards and receive requisite regulatory approvals; availability of raw materials and other key ingredients; uncertainty and costs of legal actions and government investigations; the inherent uncertainty associated with financial projections; fluctuations in Allergan's operating results and financial condition, particularly given our manufacturing and sales of branded and generic products; risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences; the completion of restructuring in advance of Allergan's divestiture of its generics business to Teva; the completion of the divestiture of Allergan's generics business to Teva; the results of the ongoing business following the completion of the divestiture of Allergan's generics business to Teva; the completion of our pending business combination with Pfizer; the combined company's ability to integrate the Pfizer business; and the ability to recognize the anticipated benefits of the business combination with Pfizer; the results of the combined company following the completion of the business combination with Pfizer; the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations; risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products; our compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security and others; risks of the generic industry generally; generic product competition with our branded products; uncertainty associated with the development of commercially successful branded pharmaceutical products; uncertainty associated with development and approval of commercially successful biosimilar products; costs and efforts to defend or enforce technology rights, patents or other intellectual property; expiration of legacy Actavis' and legacy Allergan's patents on our branded products and the potential for increased competition from generic manufacturers; risks associated with owning the branded and generic version of a product; competition between branded and generic products; the ability of branded product manufacturers to limit the production, marketing and use of generic products; Allergan's ability to obtain and afford third-party licenses and proprietary technology we need; Allergan's potential infringement of others' proprietary rights; our dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products or raw materials that we need; Allergan's competition with certain of our significant customers; the impact of our returns, allowance and chargeback policies on our future revenue; successful compliance with governmental regulations applicable to Allergan's and Allergan's respective third party providers' facilities, products and/or businesses; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; Allergan's vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance; Allergan's ability to retain qualified employees and key personnel; the effect of intangible assets and resulting impairment testing and impairment charges on our financial condition; Allergan's ability to obtain additional debt or raise additional equity on terms that are favorable to Allergan; difficulties or delays in manufacturing; our ability to manage environmental liabilities; global economic conditions; Allergan's ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States; Allergan's ability to continue to maintain global operations and the exposure to the risks and challenges associated with conducting business internationally; risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which we are subject, including the risk that the Internal Revenue Service disagrees that Allergan is a foreign corporation for U.S. federal tax purposes; risks of fluctuations in foreign currency exchange rates; risks associated with cyber-security and vulnerability of our information and employee, customer and business information that Allergan stores digitally; Allergan's ability to maintain internal control over financial reporting; changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products; the highly competitive nature of the pharmaceutical industry; Allergan's ability to successfully navigate consolidation of our distribution network and concentration of our customer base; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; developments regarding products once they have reached the market; risks related to Allergan's incorporation in Ireland, such as changes in Irish law and such other risks and other uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (such periodic public filings having been filed under the "Actavis plc" name) and from time to time in Allergan's other investor communications. Except as expressly required by law, Allergan disclaims any intent or obligation to update or revise these forward-looking statements.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The Appendix hereto presents reconciliations of certain non-GAAP financial measures to the most directly comparable GAAP measures.

The non-GAAP measures include non-GAAP net income, non-GAAP earnings per share, adjusted EBITDA, adjusted EBIT, adjusted gross margin as a percentage of adjusted net revenues, adjusted SG&A as a percentage of adjusted net revenues and adjusted R&D expense.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and to make daytoday operating decisions. We believe this presentation also increases comparability of periodtoperiod results. We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar nonmeasures. Accordingly, nonmeasures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

The following table presents Allergan plc's GAAP to Non-GAAP statement of operations for the three months ended December 31, 2015 and 2014:

								Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended				Three Months Ended
	December 31, 2015				December 31, 2014

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 4,197.5	$ -		$ 4,197.5	$ 2,415.6	$ (0.1)		$ 2,415.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,110.5	(192.8)	(1)	917.7	1,082.2	(261.7)	(11)	820.5
Research and development	430.6	(92.5)	(2)	338.1	237.1	(34.3)	(12)	202.8
Selling, general and administrative	1,326.5	(280.3)	(3)	1,046.2	908.3	(341.5)	(13)	566.8
Amortization	1,587.3	(1,587.3)	(4)	-	753.3	(753.3)	(4)	-
In-process research and development impairments	14.0	(14.0)	(5)	-	104.3	(104.3)	(14)	-
Asset sales and impairments, net	268.9	(268.9)	(5)	-	311.0	(311.0)	(14)	-
Total operating expenses	4,737.8	(2,435.8)		2,302.0	3,396.2	(1,806.1)		1,590.1
Operating (loss) / income	(540.3)	2,435.8		1,895.5	(980.6)	1,806.0		825.4

Non-operating income (expense):
Interest income	3.2	-		3.2	5.1	-		5.1
Interest expense	(341.3)	(19.5)	(6)	(360.8)	(127.8)	(9.2)	(15)	(137.0)
Other income (expense), net	4.3	1.4	(7)	5.7	(42.6)	47.7	(16)	5.1
Total other income (expense), net	(333.8)	(18.1)		(351.9)	(165.3)	38.5		(126.8)
(Loss) / income before income taxes and noncontrolling interest	(874.1)	2,417.7		1,543.6	(1,145.9)	1,844.5		698.6
(Benefit) / provision for income taxes	(105.0)	231.6	(8)	126.6	(160.4)	169.7	(8)	9.3
Net (loss) / income from continuing operations, net of tax	(769.1)	2,186.1		1,417.0	(985.5)	1,674.8		689.3
Income / (loss) from discontinued operations, net of tax	139.8	(139.8)	(9)	-	252.3	(252.3)	(9)	-
Net income / (loss)	(629.3)	2,046.3		1,417.0	(733.2)	1,422.5		689.3
(Income) / loss attributable to noncontrolling interest	(1.6)	1.6		-	0.3	(0.3)		-
Net income / (loss) attributable to shareholders	(630.9)	2,047.9		1,417.0	(732.9)	1,422.2		689.3
Dividends on preferred shares	69.6	(69.6)	(10)	-	-	-		-
Net income / (loss) attributable to ordinary shareholders	$ (700.5)	$ 2,117.5		$ 1,417.0	$ (732.9)	$ 1,422.2		$ 689.3

Income / (loss) per share attributable to ordinary shareholders - basic:
Continuing operations	$ (2.13)			$ 3.59	$ (4.48)			$ 2.60
Discontinued operations	0.35			-	1.14			-
Net income / (loss) per share - basic	$ (1.78)			$ 3.59	$ (3.34)			$ 2.60
Income / (loss) per share attributable to ordinary shareholders - diluted:
Continuing operations	$ (2.13)			$ 3.41	$ (4.48)			$ 2.57
Discontinued operations	0.35			-	1.14			-
Net income / (loss) per share - diluted	$ (1.78)			$ 3.41	$ (3.34)			$ 2.57

Weighted average shares outstanding:
Basic	394.2			394.2	219.7			265.1
Diluted	394.2			415.7	219.7			268.5

Footnotes to the statement
(1)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended December 31, 2015 includes amortization of the Forest, Allergan, Kythera and Durata related inventory step ups of $173.7 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the quarter ended December 31, 2015 was the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $9.4 million, restructuring charges and expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $5.4 million.

(2)

Research and development – Research and development costs in the quarter ended December 31, 2015, primarily included an upfront license fee of $50.0 million associated with the Mimetogen agreement.  Also included in the quarter ended December 31, 2015 was severance and other integration costs of $4.5 million, the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $31.9 million and expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $3.0 million.

(3)

Selling, general and administrative - Selling and marketing costs in the quarter ended December 31, 2015, primarily included severance and other integration costs incurred in connection with the Allergan and Kythera acquisitions of $14.1 million and the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $30.1 million.  General and administrative costs in the quarter ended December 31, 2015 primarily included $47.4 million of compensation costs associated with the acceleration of select incentive awards, integration and severance expenses associated with the Allergan, Kythera and Forest acquisitions of $95.6 million, the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $60.3 million, litigation charges of $10.6 million, and the reversal of mark-to-market unrealized (gains) / losses associated with foreign currency options exercisable in future periods.

(4)	Amortization – Includes amortization of acquired intangibles including product rights.
(5)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – Impairments, net in the quarter ended December 31, 2015 relate primarily to the abandonment of a surgical product line of $229.6 million acquired in the Allergan acquisition, impairments of $14.0 million relating to a delay in the expected launch of an IPR&D project, and miscellaneous impairments of currently promoted products based on revised performance expectations.

(6)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(7)	Other income (expense), net – Other income (expense), net for the quarter ended December 31, 2015 primarily relates to miscellaneous activity for acquiring / divesting assets.
(8)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(9)	Income / (loss) from discontinued operations – The Company excludes earnings from discontinued operations in computing adjusted earnings.
(10)	Dividends on preferred shares - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(11)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended December 31, 2014 included amortization of the Forest, Durata and Warner Chilcott related inventory step ups of $268.6 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the quarter ended December 31, 2014 was integration and restructuring costs of $3.2 million, the purchase accounting impact on stock-based compensation associated with the Forest acquisition of $1.9 million, and gains associated with the fair market value adjustments and accretion of contingent consideration obligations of $12.0 million.  Included in the gains of $12.0 million was a net impact of an evaluation of the Company's metronidazole 1.3% vaginal gel antibiotic.  The Company noted that the intangible asset was not fully recoverable. As such, the Company impaired the asset by $25.0 million. At the same time, the Company reversed contingent consideration (through cost of sales) of $21.0 million, for a net loss of $4.0 million.

(12)

Research and development – Amounts in research and development expenses in the quarter ended December 31, 2014 includes a payment associated with the option to acquire Rhythm of $40.0 million, integration and restructuring costs of $2.0 million primarily due to the Forest acquisition, the purchase accounting impact on stock-based compensation associated with the Forest acquisition of $20.7 million and gains associated with the fair market value adjustments and accretion of contingent consideration obligations of $36.4 million.

(13)

Selling, general and administrative – Selling and marketing costs in the quarter ended December 31, 2014 primarily included the purchase accounting impact on stock-based compensation associated with the Forest acquisition of $11.7 million.  General and administrative expenses in the quarter ended December 31, 2014 primarily included amounts related to legal reserves of $175.8 million, the purchase accounting impact on stock-based compensation associated with the acquisitions of Forest and Durata of $39.9 million, contract termination costs of $38.9 million and severance, restructuring, acquisition and integration costs associated with the acquisitions of Forest, Durata and Warner Chilcott of $63.5 million.

(14)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – Amounts included in impairments are the impairment of the Pharmatech assets held for sale (including the impairment of goodwill) of $189.9 million, the impairment of IPR&D projects due to fourth quarter FDA correspondence and the abandonment of these projects of $85.0, an impairment of IPR&D due to divesting the asset rights of $18.0 million, the impairment of currently marketed products due to the shortening of the expected cash flow period of $89.0, the impairment of fixed assets at sites the Company closed in 2014 of $11.7 and other miscellaneous transactions.

(15)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest acquisition.
(16)

Other income (expense), net – Other income (expense), net for the quarter ended December 31, 2014 includes the expensing of bridge loan commitment fees incurred in connection with the then pending Allergan acquisition.

The following table presents Allergan plc's GAAP to Non-GAAP statement of operations for the twelve months ended December 31, 2015 and 2014:

								Table 2
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Year Ended				Year Ended
	December 31, 2015				December 31, 2014

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 15,071.0	$ (3.8)	(1)	$ 15,067.2	$ 6,738.9	$ -		$ 6,738.9

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,810.4	(1,291.6)	(2)	3,518.8	3,453.6	(957.1)	(12)	2,496.5
Research and development	2,358.5	(1,241.7)	(3)	1,116.8	605.7	(88.3)	(13)	517.4
Selling, general and administrative	4,679.6	(1,161.5)	(4)	3,518.1	2,448.0	(843.5)	(14)	1,604.5
Amortization	5,453.4	(5,453.4)	(5)	-	1,945.5	(1,945.5)	(5)	-
In-process research and development impairments	511.6	(511.6)	(6)	-	424.3	(424.3)	(15)	-
Asset sales and impairments, net	272.0	(272.0)	(6)	-	305.7	(305.7)	(15)	-
Total operating expenses	18,085.5	(9,931.8)		8,153.7	9,182.8	(4,564.4)		4,618.4
Operating (loss) / income	(3,014.5)	9,928.0		6,913.5	(2,443.9)	4,564.4		2,120.5

Non-operating income (expense):
Interest income	11.4	-		11.4	8.9	-		8.9
Interest expense	(1,193.3)	(70.1)	(7)	(1,263.4)	(411.8)	(32.6)	(16)	(444.4)
Other income (expense), net	(233.8)	235.7	(8)	1.9	(27.3)	45.3	(17)	18.0
Total other income (expense), net	(1,415.7)	165.6		(1,250.1)	(430.2)	12.7		(417.5)
(Loss) / income before income taxes and noncontrolling interest	(4,430.2)	10,093.6		5,663.4	(2,874.1)	4,577.1		1,703.0
(Benefit) / provision for income taxes	(1,561.9)	2,034.2	(9)	472.3	(467.0)	489.8	(9)	22.8
Net (loss) / income from continuing operations, net of tax	(2,868.3)	8,059.4		5,191.1	(2,407.1)	4,087.3		1,680.2
Income / (loss) from discontinued operations	6,787.7	(6,787.7)	(10)	-	776.6	(776.6)	(10)	-
Net income / (loss)	3,919.4	1,271.7		5,191.1	(1,630.5)	3,310.7		1,680.2
(Income) / loss attributable to noncontrolling interest	(4.2)	4.2		-	-	-		-
Net income / (loss) attributable to shareholders	3,915.2	1,275.9		5,191.1	(1,630.5)	3,310.7		1,680.2
Dividends on preferred shares	232.0	(232.0)	(11)	-	-	-		-
Net income / (loss) attributable to ordinary shareholders	$ 3,683.2	$ 1,507.9		$ 5,191.1	$ (1,630.5)	$ 3,310.7		1,680.2

Income / (loss) per share attributable to ordinary shareholders - basic:
Continuing operations	$ (8.44)			$ 14.10	$ (10.96)			$ 7.65
Discontinued operations	18.45			-	3.54			-
Net income / (loss) per share - basic	$ 10.01			$ 14.10	$ (7.42)			$ 7.65
Income / (loss) per share attributable to ordinary shareholders - diluted:
Continuing operations	$ (8.44)			$ 13.43	$ (10.96)			$ 7.54
Discontinued operations	18.45			-	3.54			-
Net income / (loss) per share - diluted	$ 10.01			$ 13.43	$ (7.42)			$ 7.54

Weighted average shares outstanding:
Basic	367.8			367.8	219.7			219.7
Diluted	367.8			386.6	219.7			222.7

Footnotes to the statement
(1)	Net revenues – Amounts included in the year ended December 31, 2015 represents upfront consideration recognized from out licensed products.
(2)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the year ended December 31, 2015 includes amortization of the Forest, Allergan, Kythera, Warner Chilcott and Durata related inventory step ups of $1,151.4 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Cost of sales in the year ended December 31, 2015 includes the expensing of inventory, inclusive of the purchase accounting step up related to unsalable inventory resulting from the sale of the Company's respiratory business to Astra Zeneca of $35.3 million.  Also included in cost of sales for the year ended December 31, 2015 was severance and severance related costs incurred in connection with the Allergan acquisition of $14.9 million, the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $28.6 million, and the expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $58.5 million.

(3)

Research and development – Research and development costs in the year ended December 31, 2015, primarily included upfront license fees and milestone payments associated with select R&D projects of $950.4 million, of which $571.7 million relates to the acquired R&D assets from Naurex, $250.0 million from Merck and $50.0 million relating to the Mimetogen agreement.  Research and development costs in the year ended December 31, 2015, also included severance and severance related costs incurred in connection with the Allergan acquisition of $83.5 million, the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $150.9 million, and the expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $37.7 million.

(4)

Selling, general and administrative - Selling and marketing costs in the year ended December 31, 2015, primarily included severance and severance related costs incurred in connection with the Allergan and Forest acquisitions of $93.1 million and the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $130.4 million.  General and administrative costs in the year ended December 31, 2015 primarily included integration and severance expenses associated with the Allergan and Forest acquisitions of $361.2 million, acquisition related costs of $78.4 million, the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $322.4 million, $47.4 million of compensation costs associated with the acceleration of select incentive awards, litigation charges of $31.1 million, and the reversal of mark-to-market unrealized (gains) / losses associated with foreign currency options exercisable in future periods.

(5)	Amortization – Includes amortization of acquired intangibles including product rights.
(6)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the year ended December 31, 2015 relate primarily to a reduction in cash flows for women's healthcare portfolio products acquired in the Warner Chilcott acquisition as planned promotional initiatives on these future products has been reduced of $192.1 million, the abandonment of certain R&D projects acquired in the Allergan acquisition of $300.0 million and an impairments of $14.0 million relating to a delay in the expected launch of an IPR&D project.  Asset sales and impairments, net primarily relates to the abandonment of a surgical product line of $229.6 million acquired in the Allergan acquisition, and miscellaneous impairments of currently promoted products based on revised performance expectations.

(7)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(8)

Other income (expense), net – Other income (expense), net for the year ended December 31, 2015 includes the amortization of bridge loan commitment fees incurred in connection with the Allergan acquisition of $264.9 million, a gain on an interest rate lock entered into in connection with the Allergan acquisition of $31.0 million, a loss on the sale of the respiratory business of $5.3 million including the impairment of royalty rights, and $5.0 million in proceeds received in connection with divested assets.

(9)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(10)	Income / (loss) from discontinued operations – The Company excludes earnings from discontinued operations in computing adjusted earnings.
(11)	Dividends on preferred shares - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(12)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the year ended December 31, 2014 included amortization of the Forest, Durata and Warner Chilcott related inventory step ups of $933.3 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the year-ended ended December 31, 2014 was integration and restructuring costs primarily related to the Forest acquisition, the purchase accounting impact on stock-based compensation associated with the Forest acquisition of $7.8 million, and income associated with the fair market value adjustments and accretion of contingent consideration obligations of $9.9 million.

(13)

Research and development – Amounts in research and development expenses in the year ended December 31, 2014 includes integration and restructuring costs of $25.7 million, the purchase accounting impact on stock-based compensation associated with the Forest and Furiex acquisitions of $66.8 million, expenses associated with the fair market value adjustments and accretion of contingent consideration obligations, which resulted in income of $69.3 million and milestone payments associated with select R&D projects of $65.1 million, including the option to acquire Rhythm of $40.0 million.

(14)

Selling, general and administrative – Selling and marketing costs in the year ended December 31, 2014 primarily included the purchase accounting impact on stock-based compensation associated with the Forest acquisition of $46.2 million and integration and restructuring costs primarily related to the Forest and Warner Chilcott acquisitions of $49.5 million, termination costs relating to the Company's co-promotion agreements with Valeant of $10.0 million, and a charge of $105.0 million for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the Internal Revenue Service.  General and administrative expenses in the year ended December 31, 2014 primarily included legal settlement charges of $168.3 million, merger success fees associated with the Forest and Furiex acquisitions of $24.3 million, the purchase accounting impact on stock-based compensation associated with the acquisitions of Forest, Warner Chilcott, Durata and Furiex of $171.7 million and severance, restructuring, acquisition and integration costs associated with the acquisitions of Forest and Warner Chilcott.

(15)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments in the year ended December 31, 2014 related primarily to the Estelle and Colvir products of $15.1 million acquired in the Uteron Pharma acquisition after an identified triggering event.  In addition the Company recorded an impairment due to the abandonment of projects in connection with the Forest acquisition of $165.0 million as the Company reviewed all ongoing R&D projects of both legacy Forest and Actavis.  As a result of that review, the Company aligned R&D expenditures with strategic priorities.  Also included is the impairment of acquired IPR&D of $193.0 million due to identified triggering events relating to an acquired project in the Forest acquisition and miscellaneous impairments of select projects due to revised performance expectations.  Asset sales and impairments primarily included the impairment of the Pharmatech assets held for sale (including the impairment of goodwill) of $189.9 million and the impairment of currently marketed products due to the shortening of the expected cash flow period of $89.0 million.

(16)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Warner Chilcott acquisitions.
(17)

Other income (expense), net – Other income (expense), net for the year ended December 31, 2014 includes the expensing of bridge loan commitment fees incurred in connection with the then pending Forest acquisition of $25.8 million, the expensing of bridge loan commitment fees incurred in connection with the then pending Allergan acquisition of $47.8 million and the gain associated with the extinguishment of the Company's former 7.75% senior notes of $29.9 million.

The following table presents Allergan plc's product revenue for significant promoted products globally, within the U.S. and international for the three and twelve months ended December 31, 2015 and 2014.

												Table 3
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended December 31,
	Global				U.S.				International
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

Botox®	$ 655.7	$ -	$ 655.7	n.a.	$ 460.0	$ -	$ 460.0	n.a.	$ 195.7	$ -	$ 195.7	n.a.
Restasis®	364.6	-	364.6	n.a.	348.2	-	348.2	n.a.	16.4	-	16.4	n.a.
Lumigan®/Ganfort®	191.8	-	191.8	n.a.	94.8	-	94.8	n.a.	97.0	-	97.0	n.a.
Namenda XR®	189.5	148.9	40.6	27.3%	189.5	148.9	40.6	27.3%	-	-	-	n.a.
Fillers	185.8	-	185.8	n.a.	97.7	-	97.7	n.a.	88.1	-	88.1	n.a.
Bystolic®	169.2	154.0	15.2	9.9%	168.7	153.5	15.2	9.9%	0.5	0.5	-	0.0%
Asacol®/Delzicol®	162.8	158.7	4.1	2.6%	145.1	139.8	5.3	3.8%	17.7	18.9	(1.2)	(6.3)%
Alphagan®/Combigan®	138.8	-	138.8	n.a.	100.1	-	100.1	n.a.	38.7	-	38.7	n.a.
Linzess®/Constella®	131.3	94.4	36.9	39.1%	129.7	93.5	36.2	38.7%	1.6	0.9	0.7	77.8%
Estrace® Cream	96.8	80.3	16.5	20.5%	96.8	80.3	16.5	20.5%	-	-	-	n.a.
Lo Loestrin®	96.3	75.1	21.2	28.2%	94.8	74.5	20.3	27.2%	1.5	0.6	0.9	150.0%
Silicone Implants	84.1	-	84.1	n.a.	47.1	-	47.1	n.a.	37.0	-	37.0	n.a.
Viibryd®/Fetzima®	82.8	73.9	8.9	12.0%	82.8	73.9	8.9	12.0%	-	-	-	n.a.
Minastrin® 24	77.1	59.5	17.6	29.6%	77.1	59.5	17.6	29.6%	-	-	-	n.a.
Carafate ® / Sulcrate®	59.7	49.2	10.5	21.3%	59.7	49.2	10.5	21.3%	-	-	-	n.a.
Aczone®	56.5	-	56.5	n.a.	56.5	-	56.5	n.a.	-	-	-	n.a.
Namenda® IR	23.4	322.7	(299.3)	(92.7)%	23.4	322.7	(299.3)	(92.7)%	-	-	-	n.a.
Other Products Revenues	884.3	654.8	229.5	35.0%	687.6	596.5	91.1	15.3%	196.7	58.3	138.4	237.4%
Total Products Revenues	3,650.5	1,871.5	1,779.0	95.1%	2,959.6	1,792.3	1,167.3	65.1%	690.9	79.2	611.7	772.3%
ANDA Revenues	547.0	544.1	2.9	0.5%	547.0	544.1	2.9	0.5%	-	-	-	n.m.
Total Net Revenues	$ 4,197.5	$ 2,415.6	$ 1,781.9	73.8%	$ 3,506.6	$ 2,336.4	$ 1,170.2	50.1%	$ 690.9	$ 79.2	$ 611.7	772.3%

	Years Ended December 31,
	Global				U.S.				International
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

Botox®	$ 1,975.7	$ -	$ 1,975.7	n.a.	$ 1,386.6	$ -	$ 1,386.6	n.a.	$ 589.1	$ -	$ 589.1	n.a.
Restasis®	1,047.8	-	1,047.8	n.a.	999.6	-	999.6	n.a.	48.2	-	48.2	n.a.
Namenda XR®	759.3	269.5	489.8	181.7%	759.3	269.5	489.8	181.7%	-	-	-	n.a.
Bystolic®	646.1	292.6	353.5	120.8%	644.8	291.6	353.2	121.1%	1.3	1.0	0.3	30.0%
Asacol®/Delzicol®	618.5	614.1	4.4	0.7%	552.9	541.0	11.9	2.2%	65.6	73.1	(7.5)	(10.3)%
Fillers	573.9	-	573.9	n.a.	304.3	-	304.3	n.a.	269.6	-	269.6	n.a.
Namenda® IR	556.3	629.7	(73.4)	(11.7)%	556.3	629.7	(73.4)	(11.7)%	-	-	-	n.a.
Lumigan®/Ganfort®	547.3	-	547.3	n.a.	260.7	-	260.7	n.a.	286.6	-	286.6	n.a.
Linzess®/Constella®	459.3	174.4	284.9	163.4%	454.8	173.2	281.6	162.6%	4.5	1.2	3.3	275.0%
Alphagan®/Combigan®	411.1	-	411.1	n.a.	285.0	-	285.0	n.a.	126.1	-	126.1	n.a.
Lo Loestrin®	349.6	277.1	72.5	26.2%	346.5	275.7	70.8	25.7%	3.1	1.4	1.7	121.4%
Viibryd®/Fetzima®	327.6	140.3	187.3	133.5%	327.6	140.3	187.3	133.5%	-	-	-	n.a.
Estrace® Cream	326.2	258.2	68.0	26.3%	326.2	258.2	68.0	26.3%	-	-	-	n.a.
Minastrin® 24	273.0	217.9	55.1	25.3%	272.4	217.9	54.5	25.0%	0.6	-	0.6	n.a.
Silicone Implants	229.7	-	229.7	n.a.	113.3	-	113.3	n.a.	116.4	-	116.4	n.a.
Carafate ® / Sulcrate ®	213.1	90.9	122.2	134.4%	213.1	90.9	122.2	134.4%	-	-	-	n.a.
Aczone®	170.8	-	170.8	n.a.	170.8	-	170.8	n.a.	-	-	-	n.a.
Other Products Revenues	3,360.3	1,750.0	1,610.3	92.0%	2,684.1	1,623.2	1,060.9	65.4%	676.2	126.8	549.4	433.3%
Total Products Revenues	12,845.6	4,714.7	8,130.9	172.5%	10,658.3	4,511.2	6,147.1	136.3%	2,187.3	203.5	1,983.8	974.8%
ANDA Revenues	2,225.4	2,024.2	201.2	9.9%	2,225.4	2,024.2	201.2	9.9%	-	-	-	n.m.
Total Net Revenues	$ 15,071.0	$ 6,738.9	$ 8,332.1	123.6%	$ 12,883.7	$ 6,535.4	$ 6,348.3	97.1%	$ 2,187.3	$ 203.5	$ 1,983.8	974.8%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014.

		Table 4
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	December 31,	December 31,
	2015	2014

Assets
Cash and cash equivalents	$ 1,096.0	$ 250.0
Marketable securities	9.3	1.0
Accounts receivable, net	2,401.6	1,112.3
Inventories	1,009.7	984.6
Other current assets	558.5	955.8
Assets held for sale	14,081.6	11,994.6
Property, plant and equipment, net	1,573.9	283.4
Investments and other assets	626.9	188.0
Product rights and other intangibles, net	67,931.7	16,090.7
Goodwill	46,551.5	20,897.6
Total assets	$ 135,840.7	$ 52,758.0

Liabilities & Equity
Current liabilities	$ 6,639.8	$ 3,798.4
Liabilities held for sale	2,071.9	1,989.8
Long-term debt and capital leases	40,490.1	14,837.7
Deferred income taxes and other liabilities	10,049.6	3,796.6
Total equity	76,589.3	28,335.5
Total liabilities and equity	$ 135,840.7	$ 52,758.0

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and twelve months ended December 31, 2015 and 2014.

				Table 5
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net income / (loss)	$ (629.3)	$ (733.2)	$ 3,919.4	$ (1,630.5)
Reconciliation to net cash provided by operating activities:
Depreciation	34.4	61.2	218.3	230.9
Amortization	1,587.3	876.8	5,777.0	2,597.5
Provision for inventory reserve	32.3	45.9	140.9	156.1
Share-based compensation	179.9	108.6	690.4	368.0
Deferred income tax benefit	90.8	(277.6)	(7,380.1)	(690.1)
In-process research and development impairments	14.0	103.0	511.6	424.3
Goodwill impairment	-	17.3	-	17.3
Loss on asset sales and impairments, net	277.2	108.9	334.4	143.1
Amortization of inventory step up	173.1	282.5	1,192.9	985.8
Amortization of deferred financing costs	9.1	52.8	298.3	87.2
Accretion and contingent consideration	19.6	(47.0)	108.8	(71.2)
Excess tax benefit from stock-based compensation	(22.1)	(28.4)	(76.1)	(51.1)
Non-cash impact of debt extinguishment	-	-	-	(91.7)
Impact of assets held for sale	-	190.8	-	190.8
Other, net	8.4	27.6	66.4	8.5
Changes in assets and liabilities (net of effects of acquisitions):	-	-
Decrease / (increase) in accounts receivable, net	(670.3)	(245.5)	(1,034.3)	(611.1)
Decrease / (increase) in inventories	43.9	59.5	(226.2)	(207.2)
Decrease / (increase) in prepaid expenses and other current assets	74.2	(39.9)	70.9	29.4
Increase / (decrease) in accounts payable and accrued expenses	433.1	102.3	142.5	394.6
Increase / (decrease) in income and other taxes payable	15.6	181.8	(87.8)	29.7
Increase / (decrease) in other assets and liabilities	(115.7)	(35.8)	(137.3)	(67.3)
Net cash provided by operating activities	1,555.5	811.6	4,530.0	2,243.0
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(104.2)	(64.5)	(454.9)	(238.6)
Additions to product rights and other intangibles	(63.6)	(36.0)	(154.7)	(36.1)
Additions to investments	-	(1.0)	(24.3)	(1.0)
Proceeds from sale of investments and other assets	29.9	1.0	883.0	453.7
Proceeds from sales of property, plant and equipment	6.5	1.7	140.1	13.7
Acquisitions of businesses, net of cash acquired	(2,267.4)	(639.7)	(37,510.1)	(5,562.3)
Net cash (used in) investing activities	(2,398.8)	(738.5)	(37,120.9)	(5,370.6)
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness	-	-	26,455.7	8,076.2
Proceeds from borrowings on credit facility and other	800.0	1,200.0	3,682.0	1,280.0
Debt issuance and other financing costs	-	(166.1)	(310.8)	(224.3)
Payments on debt, including capital lease obligations	(808.2)	(1,251.5)	(5,134.2)	(6,127.0)
Proceeds from issuance of preferred shares	-	-	4,929.7	-
Proceeds from issuance of ordinary shares	-	-	4,071.1	-
Proceeds from stock plans	34.2	62.6	230.0	105.9
Payments of contingent consideration	(91.8)	(1.7)	(230.1)	(14.3)
Repurchase of ordinary shares	(9.8)	(30.4)	(118.0)	(130.1)
Dividends	(69.7)	-	(208.1)	-
Excess tax benefit from stock-based compensation	22.1	28.4	76.1	51.1
Net cash (used in) / provided by financing activities	(123.2)	(158.7)	33,443.4	3,017.5
Effect of currency exchange rate changes on cash and cash equivalents	(1.4)	(3.8)	(6.5)	(5.9)
Movement in cash held for sale	-	-	-	37.0
Net increase / (decrease) in cash and cash equivalents	(967.9)	(89.4)	846.0	(79.0)
Cash and cash equivalents at beginning of period	2,063.9	339.4	250.0	329.0
Cash and cash equivalents at end of period	$ 1,096.0	$ 250.0	$ 1,096.0	$ 250.0

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three and twelve months ended December, 2015 and 2014:

				Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP to non-GAAP net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$ (770.7)	$ (985.2)	$ (2,872.5)	$ (2,407.1)
Adjusted for:
Amortization	1,587.3	753.3	5,453.4	1,945.5
Acquisition and licensing charges (1)	517.1	497.0	3,709.1	1,649.5
Accretion on contingent liabilities	8.4	6.8	28.2	19.3
Impairment/asset sales and related costs	285.4	394.4	813.6	709.5
Non-recurring losses (gains)	10.7	-	52.9	75.2
Legal settlements	10.6	175.8	31.1	168.3
Income taxes on items above	(231.8)	(152.8)	(2,024.7)	(480.0)
Non-GAAP net income attributable to shareholders	$ 1,417.0	$ 689.3	$ 5,191.1	$ 1,680.2

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (1.96)	$ (3.72)	$ (7.81)	$ (10.96)

Diluted (loss) earnings per share attributable to shareholders - NON GAAP	$ 3.41	$ 2.57	$ 13.43	$ 7.54

Basic weighted average ordinary shares outstanding	394.2	265.1	367.8	219.7
Effect of dilutive securities:
Dilutive shares	21.5	3.4	18.8	3.0
Diluted weighted average ordinary shares outstanding	415.7	268.5	386.6	222.7

(1)	Includes stock-based compensation due to acquisitions as well as the valuation accounting impact in interest expense, net.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three and twelve months ended December 31, 2015 and 2014 to adjusted EBIT:

		Table 7
ALLERGAN PLC
ADJUSTED EBIT, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	December 31,
	2015	2014

GAAP (loss) from continuing operations attributable to shareholders	$ (770.7)	$ (985.2)
Plus:
Interest expense	341.3	127.8
Interest income	(3.2)	(5.1)
(Benefit) / provision for income taxes	(105.0)	(160.4)
EBIT	(537.6)	(1,022.9)
Adjusted for:
Acquisition and licensing and other charges	532.1	546.9
Impairment/asset sales and related costs	285.4	394.4
Non-recurring losses (gains)	10.7	-
Legal settlements	10.6	175.8
Amortization	1,587.3	753.3
Accretion on contingent liabilities	8.4	6.8
Adjusted EBIT	1,896.9	854.3

	Twelve Months Ended
	December 31,
	2015	2014

GAAP (loss) from continuing operations attributable to shareholders	$ (2,872.5)	$ (2,407.1)
Plus:
Interest expense	1,193.3	411.8
Interest income	(11.4)	(8.9)
(Benefit) / provision for income taxes	(1,561.9)	(467.0)
EBIT	(3,252.5)	(2,471.2)
Adjusted for:
Acquisition and licensing and other charges	3,759.6	1,723.0
Impairment/asset sales and related costs	813.6	709.5
Non-recurring losses (gains)	52.9	75.2
Legal settlements	31.1	168.3
Amortization	5,453.4	1,945.5
Accretion on contingent liabilities	28.2	19.3
Adjusted EBIT	6,886.3	2,169.6

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three and twelve months ended December 31, 2015 and 2014 to adjusted EBITDA:

		Table 8
ALLERGAN PLC
ADJUSTED EBITDA, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	December 31,
	2015	2014

GAAP (loss) from continuing operations attributable to shareholders	$ (770.7)	$ (985.2)
Plus:
Interest expense	341.3	127.8
Interest income	(3.2)	(5.1)
(Benefit) / provision for income taxes	(105.0)	(160.4)
Depreciation (includes accelerated depreciation)	34.4	26.4
Amortization	1,587.3	753.3
EBITDA	1,084.1	(243.2)
Adjusted for:
Acquisition and licensing and other charges	400.7	473.1
Impairment/asset sales and related costs	285.4	394.4
Non-recurring losses (gains)	10.7	-
Legal settlements	10.6	175.8
Accretion on contingent liabilities	8.4	6.8
Share-based compensation	183.1	115.7
Adjusted EBITDA	$ 1,983.0	$ 922.6

	Twelve Months Ended
	December 31,
	2015	2014

GAAP (loss) from continuing operations attributable to shareholders	$ (2,872.5)	$ (2,407.1)
Plus:
Interest expense	1,193.3	411.8
Interest income	(11.4)	(8.9)
(Benefit) / provision for income taxes	(1,561.9)	(467.0)
Depreciation (includes accelerated depreciation)	133.6	71.3
Amortization	5,453.4	1,945.5
EBITDA	2,334.5	(454.4)
Adjusted for:
Acquisition and licensing and other charges	3,142.8	1,423.4
Impairment/asset sales and related costs	813.6	709.5
Non-recurring losses (gains)	52.9	75.2
Legal settlements	31.1	168.3
Accretion on contingent liabilities	28.2	19.3
Share-based compensation	795.6	382.4
Adjusted EBITDA	$ 7,198.7	$ 2,323.7

The following tables present a reconciliation of Allergan plc's reported net revenues, cost of sales and SG&A for the three and twelve months ended December 31, 2015 and 2014 to adjusted net revenues, adjusted cost of sales, adjusted gross profit, adjusted gross profit as a percentage of adjusted net revenues, adjusted SG&A and adjusted SG&A as a percentage of adjusted net revenues:

				Table 9
ALLERGAN PLC
ADJUSTED GROSS MARGIN AND ADJUSTED SG&A AS A PERCENTAGE OF ADJUSTED NET REVENUES
(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Revenues:
Net revenues	$ 4,197.5	$ 2,415.6	$ 15,071.0	$ 6,738.9
Adjustments to net revenue ((remove from) / add to)
Income related to divested assets and other	-	(0.1)	(3.8)	-
Adjusted net revenues	$ 4,197.5	$ 2,415.5	$ 15,067.2	$ 6,738.9

Cost of Sales (1):
Cost of Sales	$ 1,110.5	$ 1,082.2	$ 4,810.4	$ 3,453.6
Adjustments to cost of sales ((remove from) / add to)
Integration, restructuring and other	(4.3)	(3.2)	(53.1)	$ (25.9)
Contingent consideration fair value and accretion adjustment	(5.4)	12.0	(58.5)	9.9
Acquisition accounting fair market value adjustment to stock-based compensation	(9.4)	(1.9)	(28.6)	(7.8)
Purchase accounting adjustments	(173.7)	(268.6)	(1,151.4)	(933.3)
Adjusted cost of sales	$ 917.7	$ 820.5	$ 3,518.8	$ 2,496.5
Adjusted gross profit	3,279.8	1,595.0	11,548.4	4,242.4
Adjusted gross profit as a percentage of adjusted net revenues	78.1%	66.0%	76.6%	63.0%

SG&A:
SG&A	$ 1,326.5	$ 908.3	$ 4,679.6	$ 2,448.0
Adjustments to SG&A ((remove from) / add to)
Legal matters	(10.6)	(175.8)	(31.1)	(168.3)
Acquisition, integration, restructuring and other expenses	(168.6)	(114.1)	(546.3)	(312.1)
Mark to market adjustments	(10.7)	-	(52.9)	-
Contract termination payments	-	-	-	(10.0)
Acquisition related costs	-	-	(78.4)	(30.1)
Branded Prescription Drug Fee	-	-	-	(105.1)
Acquisition accounting fair market value adjustment to stock-based compensation	(90.4)	(51.6)	(452.8)	(217.9)
Adjusted SG&A	$ 1,046.2	$ 566.8	$ 3,518.1	$ 1,604.5
Adjusted SG&A as a percentage of adjusted net revenues	24.9%	23.5%	23.3%	23.8%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.

The following table presents a reconciliation of Allergan plc's expected GAAP Research & Development expense to adjusted Research & Development expense for the three and twelve months ended December 31, 2015 and 2014, respectively:

				Table 10
ALLERGAN PLC
ADJUSTED R&D EXPENSE

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2015	2014	2015	2014
Research and Development expense	$ 430.6	$ 237.1	$ 2,358.5	$ 605.7
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	(3.0)	36.4	(37.7)	69.3
Brand related milestone payments and upfront license payments	(53.1)	(48.0)	(950.4)	(65.1)
Acquisition, integration & restructuring expenses	(4.5)	(2.0)	(102.7)	(25.7)
Acquisition accounting fair market value adjustment to stock-based compensation	(31.9)	(20.7)	(150.9)	(66.8)
Adjusted research and development expense	$ 338.1	$ 202.8	$ 1,116.8	$ 517.4

CONTACTS:

Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558